EXHIBIT I


           DESCRIPTION OF NON-UTILITY SUBSIDIARIES OF UNISOURCE ENERGY


     UniSource Energy directly owns all of the outstanding common stock of two non-utility subsidiaries: Millennium Energy Holdings, Inc. and UniSource Energy Development Company. In addition, Tucson Electric Power Company, UniSource Energy's wholly-owned public-utility subsidiary, owns several wholly and partly-owned non-utility subsidiaries.

     A. MILLENNIUM ENERGY HOLDINGS, INC. ("MILLENNIUM").

         Millennium, an Arizona corporation, serves as the holding company for most of UniSource Energy's non-utility businesses. Millennium directly holds all of the common stock of Advanced Energy Technologies, Inc., MEH Equities Management Company, Millennium Environmental Group, Inc., Nations Energy Corporation, Southwest Energy Solutions, Inc., and SWPP Investment Company; and a portion of the voting securities of MicroSat Systems, Inc., ITN Energy Systems, Inc., MetroGen Enterprises, L.L.C., TruePricing, Inc., Carboelectrica Sabinas, S. de R.L. de C.V., POWERTRUSION International, Inc. and Valley Ventures III, LP. These subsidiaries are described as follows (percentage ownership of partly-owned subsidiaries indicated in parentheses):

              (1) Advanced Energy Technologies, Inc. ("AET"), directly and through its subsidiaries, is engaged in the development of certain distributed energy projects and renewable energy sources. AET has five direct subsidiaries:
(i) Ascent Power Systems, Inc. (64% owned by AET), which is engaged in research, development and commercialization of solid oxide fuel cells; (ii) Global Solar Holdings, L.L.C. (66.7% owned by AET), which was previously engaged in the manufacture and sale of thin-film photovoltaic modules for distributed energy applications and is now in the process of being formally dissolved; (iii) Global Solar Energy, Inc. ("Global Solar") (87% owned by AET), which is engaged in research, development and commercialization of thin-film photovoltaic material and products and performs system integration of large photovoltaic arrays, and through direct and indirect wholly-owned subsidiaries (Global Solar Energy International Holdings and Global Solar Energy Technologies), previously held an investment in a solar energy project in India; (iv) Infinite Power Solutions, Inc. (73.8% owned by AET), which is engaged in research, development and commercialization of thin-film lithium batteries; and (v) GES Shared Services, Inc. (100% owned by AET), which provides administrative support (e.g., accounting, finance, legal and human resources) to other Millennium subsidiaries.

              (2) MEH Equities Management Company holds a 31.1% interest in Haddington Energy Partners II LP, a limited partnership formed primarily to fund non-utility energy-related investments, including a company that provides


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on-site energy services to industrial and commercial customers, a natural gas storage facility, and a pumped-air storage project used to run turbines during peak periods.

              (3) Millennium Environmental Group, Inc. is engaged in the domestic and international purchase, sale and trading of emission allowances and associated commodities.

              (4) Nations Energy Corporation ("Nations Energy") was formed to develop and invest in independent power projects in global energy markets, including "qualifying facilities" under the Public Utility Regulatory Policies Act of 1978, exempt wholesale generators ("EWGs") and foreign utility companies ("FUCOs"). Nations Energy also wholly owns Nations International Ltd. ("Nations International"), which was formed to invest in international independent power projects. Nations International, in turn, owns a 40% interest in Corporacion Panamena de Energia S.A. ("COPESA"), a FUCO, which owns a power project located in Panama. Nations Energy is no longer actively developing projects.

              (5) Southwest Energy Solutions, Inc. provides electrical contracting services statewide to commercial, industrial and governmental customers in both high voltage and inside wiring capacities.

              (6) SWPP Investment Company ("SWPP Investment") manufactures and sells concrete utility poles. SWPP Investment owns a 50% interest in Sentinel Concrete Utility Poles, L.L.C., which markets and distributes concrete utility poles and products, and 100% of the equity securities of SWPP International Ltd., through which it holds a 50% interest in Productos de Concreto Internacionales, S. de R.L. de C.V., which manufactures concrete utility poles and products in Mexico.

              (7) MicroSat Systems, Inc. (49% owned by Millennium) was formed to research, develop and commercialize microsatellite systems.

              (8) ITN Energy Systems, Inc. ("ITN") (49% owned by Millennium) was formed to research, develop and commercialize emerging space, energy and environment-related technologies for government and commercial markets. ITN owns 36% of the common stock of Ascent Power Systems, Inc., which is engaged in the research, development and commercialization of solid oxide fuel cells.

              (9) MetroGen Enterprises, L.L.C. (20% owned by Millennium) is engaged in the development of load curtailment methodologies through a remote dispatch system for idle generation assets throughout New York City.

              (10) TruePricing, Inc. ("TruePricing") (26.6% owned by Millennium) was formed to develop technology services that provide pricing and other related information to consumers for a wide variety of products, including utility services. Its wholly-owned subsidiary, TrueSolar Solutions LLC, was formed to


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develop, finance, own and operate exempt electrical generation projects and related systems and, in connection therewith, to engage in traditional energy development and integration activities, including owning, operating and siting solar and other renewable plants and gas-fired generation assets.

              (11) Carboelectrica Sabinas, S. de R.L. de C.V. ("Sabinas") (50% owned by Millennium) was formed to develop up to 800 megawatts of coal-fired generation projects in the Sabinas region of Coahuila, Mexico. It does not own or operate any such projects at this time. Sabinas holds a 19.5% interest in Minerales Monclova S.A. de C.V., which was formed for the purpose of owning and exploiting coal and gas reserves in Mexico.

              (12) POWERTRUSION International, Inc. (50.5% owned by Millennium) develops, manufactures and sells lightweight utility poles and products.

              (13) Valley Ventures III, LP (14.8% owned by Millennium) was formed as a venture capital fund focusing on information technology, optics and biotechnology.


     B.   UNISOURCE ENERGY DEVELOPMENT COMPANY ("UED").

          UED was formed to develop exempt generation projects primarily in Arizona and the southwest region. UED wholly owns Springerville Power, L.L.C., which was formed to develop, finance and own or lease an approximately 400 MW coal-fired power generation project to be located near Springerville, Arizona.

     C.   NON-UTILITY SUBSIDIARIES OF TUCSON ELECTRIC POWER COMPANY.

          Tucson Electric Power Company ("TEP") direct owns all of the common stock of five non-utility subsidiaries: Escavada Company, San Carlos Resources Inc., Sierrita Resources Inc., Tucson Resources Inc. and Tucsonel Inc.; and holds a portion of the common stock of Inncom, Inc. and TruePricing, Inc. These subsidiaries are described as follows (percentage ownership of partly-owned subsidiaries indicated in parentheses):

               (1) Escavada Company maintains certain residential properties that are used for business purposes.

               (2) San Carlos Resources Inc. ("San Carlos") holds the title to Unit No. 2 of the Springerville Generating Station, a generating facility in commercial operation located in Apache County, Arizona, and is the lessee, jointly and severally with TEP, of an undivided one-half interest in all facilities and personal property used in common between Unit No. 1 and Unit No.


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2 of the Springerville Generating Station. San Carlos is not the operator of
Unit No. 2 or any of such common facilities.(1)

               (3) Sierrita Resources Inc ("SRI") and its wholly-owned subsidiary, Santa Cruz Resources Inc., which were originally formed to invest in various financial assets (e.g., real estate, consumer loans, stocks and bonds of other companies, etc.), are now largely inactive. SRI continues to hold certain intercompany receivables.

               (4) Tucson Resources Inc. ("TRI") was also formed primarily to invest in financial assets, but is largely inactive. TRI's wholly-owned subsidiary, Sabino Investing Inc., holds a few parcels of land.

               (5) Tucsonel Inc. was formed to hold an undivided ownership interest in coal handling facilities at the Springerville Generating Station.

               (6) Inncom, Inc. (17% owned by TEP) provides demand-side and energy efficiency services.

               (7) TruePricing, Inc. ("TruePricing") (24.4% owned by TEP) was formed to develop technology services that provide pricing and other related information to consumers for a wide variety of products, including utility services. As noted in item A.(10) above, Millennium owns 20.5% of the common stock of TruePricing. Also as noted above, TruePricing's wholly-owned subsidiary, TrueSolar Solutions LLC, was formed to develop, finance, own and operate exempt electrical generation projects and related systems and, in connection therewith, to engage in traditional energy development and integration activities, including owning, operating and siting solar and other renewable plants and gas-fired generation assets.


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(1)  The status of San Carlos under Section 2(a)(3) of the Act was addressed in a no-action letter dated September 27, 1995. See Tucson Electric Power Co., SEC No-Action Letter, 1995 SEC No-Act. LEXIS 890.


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